Exhibit 99.01

Golfsmith Announces Second Quarter 2011 Earnings Results

AUSTIN, July 28, 2011 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the second quarter of fiscal 2011.

Second Quarter Highlights:

•

Net revenues increased 10.3 % to $130.2 million as compared to net revenues of $118.0 million for the second quarter of fiscal 2010. Net revenues reflect a 7.0 percent increase in comparable store sales and a 9.0 percent increase in net revenues from the direct-to-consumer channel. The Company has opened four new stores and closed three stores since the second quarter of last year.

•

Operating income for the second quarter increased 32.2% to $9.7 million as compared to operating income of $7.3 million for the same period last year. Second quarter of fiscal 2011 operating income included $0.2 million in lease termination charges. Excluding these charges, operating income totaled $9.9 million.

•

Net income for the second quarter of fiscal 2011 totaled $8.3 million, or $0.49 per diluted share, as compared to net income of $6.2 million, or $0.36 per diluted share for the same period last year. Excluding lease termination charges net income for the second quarter of fiscal 2011 was $8.5 million, or $0.50 per share.

•

As of July 2, 2011, the Company had $31.2 million of outstanding borrowings under its credit facility and borrowing availability of $45.4 million. This compares to $27.6 million of outstanding borrowings under its credit facility and borrowing availability of $44.5 million at July 3, 2010.

•

As of July 2, 2011, total inventory was slightly higher than last year at $95.5 million compared to $95.3 million as of the second quarter of fiscal 2010. Comparable average store inventory decreased approximately 3%.

Martin Hanaka, Chairman and Chief Executive Officer of Golfsmith, commented, “The strong momentum in our business carried through to the second quarter as we continue to benefit from our key strategic initiatives focused on our merchandising assortment, selling culture and operational excellence. Our comp growth was driven primarily by higher conversion rates and AOV demonstrating the strength of our product assortment. In addition, we continue to achieve market share gains as we benefit from ongoing industry consolidation. Longer term we believe that we are well positioned to deliver strong sales and profitability growth as we maintain focus on delivering the most innovative product assortment in an exciting shopping environment while providing excellent customer service.”

Year-to-Date Results

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Net revenues were $211.7 million for the six-month period ended July 2, 2011 as compared to net revenues of $185.7 million for the same period last year. Net revenues reflect a 9.3 percent increase in comparable store sales and a 13.5 percent increase in net revenues from its direct-to-consumer channel. The Company has opened four new stores and closed three stores since the second quarter of last year.

•

Operating income increased 218.0% to $6.4 million for the six-month period ended July 2, 2011 as compared to operating income of $2.0 million for the same period last year. Results for 2011 include $0.2 million in lease termination charges.

•

Net income for the six months ended July, 2, 2011 totaled $5.2 million, or $0.31 per diluted share compared to net income of $1.4 million, or $0.08 per diluted share for the six-month period ended July 3, 2010. Excluding lease termination charges, the Company’s net income year to date as of July 2, 2011 was $5.4 million, or $0.32 per share.

Conference Call Information:

The company will host a conference call today, July 28th at 9:00 a.m. (eastern time) to discuss the second quarter of fiscal 2011 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 877-870-5176 (U.S.) or 858-384-5517 (international) and entering pass code 7222556.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), has been in business for over 40 years and is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

www.icrinc.com

Media inquiries:

Matt Corey

Chief Marketing Officer

Matt.Corey@Golfsmith.com

512-821-4883

Lynn Luczkowski

Media Relations

Lynn@L2comm.biz

860-313-1426

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(unaudited)		(unaudited)

Net revenues	$130,219,882	$118,046,216	$211,734,919	$185,694,755
Cost of products sold	84,554,299	76,787,906	138,651,580	121,778,512

Gross profit	45,665,583	41,258,310	73,083,339	63,916,243

Selling, general and administrative	35,554,119	33,712,350	66,005,629	61,458,725
Store pre-opening expenses	228,567	207,928	536,038	457,666
Lease termination charges	182,914	—	182,914	—

Total operating expenses	35,965,600	33,920,278	66,724,581	61,916,391

Operating income	9,699,983	7,338,032	6,358,758	1,999,852

Interest expense	361,727	281,374	806,695	449,305
Other income (expense), net	27,510	(2,294)	70,775	24,546

Income before income taxes	9,365,766	7,054,364	5,622,838	1,575,093

Income tax expense	(1,051,449)	(858,833)	(421,687)	(208,544)

Net income	$8,314,317	$6,195,531	$5,201,151	$1,366,549

Net income per common share:
Basic	$0.51	$0.38	$0.32	$0.08
Diluted	$0.49	$0.36	$0.31	$0.08

Weighted average number of common shares outstanding:
Basic	16,286,651	16,190,670	16,273,842	16,140,885
Diluted	16,983,191	17,151,010	16,871,445	16,887,495

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	July 2,	July 3,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash	$581,950	$2,751,813
Receivables, net of allowances	3,386,903	2,419,267
Inventories	95,475,245	95,266,285
Prepaid expenses and other current assets	7,846,414	6,863,893

Total current assets	107,290,512	107,301,258

Property and equipment, net	61,632,286	59,314,113
Intangible assets, net	25,385,173	25,748,557
Other long-term assets	2,687,010	1,178,731

Total assets	$196,994,981	$193,542,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,633,161	$64,439,294
Accrued expenses and other current liabilities	20,901,169	18,069,391

Total current liabilities	79,534,330	82,508,685

Deferred rent liabilities	16,936,598	13,981,037
Long-term debt	31,234,989	27,576,000

Total liabilities	127,705,917	124,065,722

Total stockholders’ equity	69,289,064	69,476,937

Total liabilities and stockholders’ equity	$196,994,981	$193,542,659